Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB ANNOUNCES:

•	UPDATED FOURTH QUARTER 2019 GUIDANCE
•	INITIAL FIRST QUARTER 2020 GUIDANCE
•	FUTURE QUARTERLY DIVIDENDS REDUCED TO $0.25 PER SHARE

AMSTERDAM (30 December 2019) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") (“Core”, “Core Lab”, or the “Company”) is announcing revised guidance from continuing operations for the fourth quarter of 2019, initial first quarter 2020 guidance and a reduction of its future quarterly dividend.

Updated Fourth Quarter 2019 Guidance

The decline in U.S. onshore activity has proven to be more pronounced than originally forecast in Core Lab’s third quarter earnings release on 23 October 2019. The U.S. rig count quarter-to-date is down approximately 11%, with U.S. completion activity tracking downward over 20%, primarily affecting Core’s Production Enhancement segment. In addition, client discussions required to advance large international and offshore projects have progressed slower than expected. These developments have negatively impacted the fourth quarter of 2019 financial results for Core’s Reservoir Description segment.

Core now projects that fourth quarter 2019 revenue will range from $154,000,000 to $156,000,000, with operating income of approximately $24,000,000 to $25,000,000, yielding operating margins of 16%.  Earnings per share (“EPS”) for the fourth quarter of 2019 is expected to be $0.37 to $0.38.

Initial First Quarter 2020 Guidance

Core Lab remains constructive on the mid- to long-term outlook for the international and offshore crude oil markets and client activity levels, with multi-year growth on the horizon. In particular, offshore South America and the Middle East, as well as the Gulf of Mexico, should show increased client activity. Over the past three years, announced final investment decisions have progressed more slowly than in previous cycles. For 2020, investment on international client appraisal and development programs is expected to increase by mid-single digits. These factors will contribute to both future reserve replacement for clients and more steady and predictable workflows for Core Lab.

Core is providing initial guidance for the first quarter of 2020. Guidance for the first quarter of 2020 will be updated during the fourth quarter 2019 conference call. Core expects consolidated first quarter 2020 revenue of approximately $159,000,000 to $164,000,000, with operating income of approximately $25,000,000 to

$27,000,000, yielding operating margins of 16%. EPS for the first quarter of 2020 is expected to be approximately $0.39 to $0.41.

The Company’s revised fourth quarter 2019 and initial first quarter 2020 guidance are based on projections for the underlying operations, excludes gains or losses in foreign exchange and assumes an effective tax rate of 20%.

Future Quarterly Dividends

Considering projected modest growth in the international markets for the near-term and continued volatility in the U.S. land market, Core’s Board of Supervisory Directors has approved a plan to reduce the Company’s future quarterly dividends to $0.25 per share beginning with the first quarter of 2020. While cost reductions have been implemented and the Company will continue to right-size the business, Core believes reducing future quarterly dividends is in the best interest of the Company and its shareholders. Reducing the dividend will preserve Core’s strong balance sheet. Based upon a quarterly dividend of $0.25 per share and the number of shares currently outstanding, the annual dividend distribution will decrease by approximately $53 million, providing additional flexibility in the Company’s capital allocation policy. Core continues to generate significant levels of free cash flow, which will be returned to shareholders via the Company’s regular quarterly dividend and opportunistic share repurchases, as well as to manage the Company’s level of outstanding debt.

Any determination regarding future quarterly cash dividends, as well as the amount of any such cash dividend that may be declared, will be based on the Company’s financial position, earnings, earnings outlook, capital expenditure plans, ongoing share repurchases, potential acquisition opportunities and other relevant factors at the time.

Core Lab will host its fourth quarter 2019 earnings call on Thursday, 30 January 2020 at 7:30 a.m. CST / 2:30 p.m. CET to discuss financial and operational results. The fourth quarter 2019 earnings release will be issued after market close on 29 January 2020.

Core Laboratories N.V. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210

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